Exhibit 8.2

Beijing Zhongzhida Law Firm, No.28, Dongjiaomin Lane, Dongcheng District, Beijing 100006, People’s Republic of China

July 10, 2025

Barclay Knapp

Chief Executive Officer

DeepGreenX Group Inc.

22 Vanderbilt Avenue, Suite 7A

New York, NY 10017

United States of America

Re: PRC Legal and Tax Matters in Connection with the Form F-1 Registration Statement of DeepGreenX Group Inc.

Dear Sir:

We are engaged as special People’s Republic of China (“PRC”) counsel to DeepGreenX Group Inc. (the “Company”) in connection with the Registration Statement on Form F-1 filed with the United States Securities and Exchange Commission (the “Registration Statement”) relating to the direct listing of its common shares (“Shares”) on the NASDAQ exchange.

I.	Documents Reviewed

In rendering this opinion we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) corporate charter documents and internal records of the Company and its PRC subsidiaries; (iii) business licenses and other permits of the PRC subsidiaries; (iv) structure charts and organizational information supplied by the Company; (v) written representations and confirmations of officers of the Company and its PRC subsidiaries regarding operational, management, financial and tax matters; and (vi) such other documents, certificates, records and matters of fact and law as we deemed necessary or appropriate for purposes of this opinion.

II.	Opinion

Subject to the assumptions, qualifications and limitations set out in Section III below, we are of the opinion that:

1.	PRC Regulatory Approvals for the Offering and Listing

Under the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and supporting guidelines, a foreign-incorporated issuer must file with the China Securities Regulatory Commission (“CSRC”) only if both of the following conditions are met:

(a)	Financial Condition: More than 50% of the issuer’s revenue, profit, total assets, or net assets in the latest fiscal year is derived from its PRC subsidiaries; and

(b)	Operational or Control Condition: The issuer’s main business is carried out in the PRC, or its principal place of business is in the PRC, or a majority of its senior management are PRC citizens or habitually reside in the PRC.

Although the Company satisfies the first condition for the most recent fiscal year, it does not satisfy the second condition. The Company’s principal business activities and strategic decision-making are conducted outside the PRC, and a majority of its senior management and directors reside outside the PRC and are not PRC citizens.

Beijing Zhongzhida Law Firm, No.28, Dongjiaomin Lane, Dongcheng District, Beijing 100006, People’s Republic of China

Accordingly, the Company is not required to file with the CSRC in connection with the Registration Statement or its listing on NASDAQ.

2.	Cybersecurity and Data Security Review by CAC

Under the PRC Cybersecurity Law, the Data Security Law, the Personal Information Protection Law, and the Measures for Cybersecurity Review issued by the Cyberspace Administration of China (“CAC”), operators of critical information infrastructure (“CIIOs”) or data processors engaging in data processing activities that affect or may affect national security must undergo a cybersecurity review before listing overseas.

Based on information provided by the Company, we understand that:

(a)	the Company and its PRC subsidiaries do not operate critical information infrastructure in China;

(b)	the Company and its PRC subsidiaries do not possess, or process large volumes of personal information or important data as defined under PRC laws; and

(c)	the Company has not been notified by any PRC authority, including the CAC, that it is subject to a cybersecurity review or related inquiry.

Based on the foregoing, we are of the opinion that the Company is not required to undergo a cybersecurity review or data security review by the CAC in connection with the Registration Statement or its listing on NASDAQ under applicable PRC laws and regulations as of the date hereof.

3.	Licenses and permits

Each PRC subsidiary holds the material licenses, approvals and permits necessary to conduct its current operations (including Business Licenses, Customs Registration Certificates, Road Transportation Operation Permits and Import/Export Enterprise Qualifications); all such licenses are valid and in full force.

4.	Pending proceedings

To our knowledge after due inquiry of officers of the Company and the PRC subsidiaries and searches of public records, neither the Company nor any PRC subsidiary is a party to any pending administrative, civil or criminal proceeding, investigation or enforcement action in the PRC that would have a material adverse effect on the Company’s consolidated financial position, results of operations or prospects, nor have we been notified of any such threatened proceeding or investigation.

5.	Material PRC tax consequences

(a)	Dividend Withholding Tax — Dividends distributed by a PRC subsidiary to the Company or any other non-resident enterprise are, under the Enterprise Income Tax Law and its implementing regulations, subject to PRC withholding income tax at a statutory rate of 10%, unless a reduced rate applies under an applicable bilateral tax treaty. Under the Agreement between the Government of the People’s Republic of China and the Government of Canada for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “China–Canada Treaty”), the withholding rate may be reduced to 5% provided the recipient is the beneficial owner of the dividends and certain “substance” requirements are met.

(b)	Capital Gains Tax on Indirect Transfers — Pursuant to SAT Public Notice [2015] No. 7 (“Circular 7”), any gain derived by a non-PRC resident enterprise from the transfer of equity interests in an offshore holding company (such as the Company) may be subject to PRC income tax (generally at 10%) if the offshore company’s assets derive more than 50% of their value directly or indirectly from PRC taxable assets, unless the transaction is specifically exempt or does not have a tax-avoidance purpose. Whether a particular sale of Shares by a non-PRC holder will be subject to PRC tax will depend on the facts and circumstances at the time of the transfer.

Beijing Zhongzhida Law Firm, No.28, Dongjiaomin Lane, Dongcheng District, Beijing 100006, People’s Republic of China

(c)	PRC Resident Enterprise Status — Based on the administrative guidance in SAT Announcement [2011] No. 45 and the Company’s present management structure, location of senior management personnel and place of effective management, the Company would not be characterized as a “PRC resident enterprise” for PRC income tax purposes. If the Company were to be deemed a PRC resident enterprise in the future, it could become subject to PRC income tax on its worldwide income, and dividends payable to, and capital gains realized by, non-PRC shareholders could be subject to PRC withholding tax.

(d)	Foreign Exchange and Repatriation — Remittance of dividends or other payments from PRC subsidiaries to offshore entities is subject to registration with, or approval by, the State Administration of Foreign Exchange (“SAFE”) or its local counterparts, and compliance with applicable foreign-exchange regulations.

6.	Stamp duty / indirect taxes

Transfers of the Company’s Shares between non-PRC parties are not subject to PRC stamp duty, value-added tax or similar transfer taxes under current PRC law.

III.	Assumptions, Qualifications and Limitations

1.	We have assumed the authenticity of all signatures, the genuineness of all seals and the conformity to original documents of all copies submitted to us.

2.	Our opinion is limited to the PRC laws and regulations in force on the date hereof; we express no opinion on the laws of any other jurisdiction.

3.	We have relied on the factual statements, representations and warranties made by the Company and its officers without independent investigation.

4.	This opinion is given solely for use in connection with the Registration Statement and may not be relied upon by any other person without our prior written consent, except that we consent to its filing as Exhibit 8.2 to the Registration Statement and to the reference to our firm under the captions “Legal Matters,” “Taxation — PRC Taxation” and similar headings in the Registration Statement.

5.	We undertake no obligation to update or supplement this opinion to reflect any facts or circumstances that may arise or any changes in law that may occur after the date hereof.

We hereby consent to the use of our name on the cover page and under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Legal Matters”, and elsewhere in the Registration Statement, as well as the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Cui Guang
Cui Guang

3